Exhibit 10.38

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of January 11, 2010 (the “Effective Date”), made and entered into by and between K-V Pharmaceutical Company, a Delaware corporation (the “Company”), and Janice C. Forsyth (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive to provide services pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to provide such services to the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1. Employment Duties.

(a) Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve, as General Counsel, and as an executive officer of the Company.

(b) Duties. The Executive will have full authority to act on behalf of the Company in a manner that is consistent with his or her position. The Executive shall have such power and authority and perform such duties, functions and responsibilities as are associated with and incident to his or her position, and as the Board of Directors of the Company (the “Board”) may from time to time require of him or her; provided, however, that such authority, duties, functions and responsibilities are generally commensurate with the power, authority, duties, functions and responsibilities generally performed by General Counsels of public companies which are similar in size and nature to, and the financial position of, the Company. During the Term (as defined herein), the Executive shall:

(1) devote substantially all of his or her business time, attention and abilities to the business of the Company (including its subsidiaries or affiliates, when so required); and

(2) faithfully serve the Company and use his or her best efforts to promote and develop the interests of the Company.

2. Term of Employment. Unless earlier terminated as provided in Section 4 below, the term of the Executive’s employment hereunder shall be for a period commencing on the Effective Date and expiring on December 31, 2011 (the “Term”); provided, however, the Term will be automatically extended for successive periods of twelve (12) months, unless either the Executive or the Company gives written notice to the other at least one hundred eighty (180) days prior to the expiration of the then current Term and that he, she or it, as the case may be, does not wish to extend the Term for an additional twelve-month period. In addition, if a Change of Control (as defined herein) shall occur during the Term, this Agreement shall not expire prior to the second anniversary of the date of consummation of the Change of Control, and the Term shall automatically be extended to such second anniversary, as necessary, to give effect to this provision as of such consummation date.

3. Compensation. Subject to the terms of this Agreement and until the termination of the Term as provided in Section 2, the Company shall pay compensation and provide benefits to the Executive as follows:

(a) Base Salary. The Company shall pay to the Executive a base salary of $340,000 per annum during the Term (the “Base Salary”). The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board or the Compensation Committee of the Board (the “Committee”), as applicable. Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect. The Executive shall receive his or her salary in equal installments in accordance with the Company’s payroll practices in effect from time to time.

(b) Benefit Continuation and Perquisites. The Executive shall participate during the Term in such pension, life insurance, health, disability and medical insurance plans, and such other employee benefit plans and programs for the benefit of employees of the Company, as well as any executive perquisites provided to executives with the prior approval of the Committee, as may be maintained from time to time during the Term, in each case to the extent and in the manner available to other executives or officers of the Company of comparable level or position and subject to the terms and provisions of such plans or programs.

(c) Annual Cash Incentive. During the Term, the Executive shall be eligible to receive an annual cash bonus based on performance objectives established by the Committee each year (the “Annual Cash Incentive”), provided that the Company, in its sole discretion, elects to put into effect an annual cash incentive plan or similar policy with respect to any applicable year. The Executive’s target Annual Cash Incentive amount will be the percentage of Base Salary designated as the target by the Committee, equal to a percentage of the Base Salary then in effect for each applicable year, which percentage may be increased or decreased by the Committee in its discretion. Notwithstanding the preceding, Executive’s Annual Cash Incentive, if any, may be below (including zero), at, or above the target based upon the achievement of the performance objectives. In addition to the Annual Cash Incentive, the Company, in its sole discretion, may pay an additional bonus to the Executive as determined by the Company in accordance with the Company’s incentive plan or policies as in effect from time to time.

(d) Equity Incentives. From time to time as so approved by the Board, the Executive may become eligible for the grant of equity awards to acquire shares of the Company’s common stock, par value of $.01 per share (the “Shares”), pursuant to and subject to the terms and conditions of the Company’s equity incentive plan in place from time to time and any equity award agreement entered into by the Executive and the Company. The terms of any applicable equity award agreement, as it may be amended from time to time, and any applicable Company equity incentive plan shall govern the treatment of the Executive’s equity awards, if any, upon a termination of the Executive’s employment.

(e) Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred personally by him or her on behalf of the Company in accordance with the policies and procedures applicable to similarly situated executives of the Company.

(f) Vacation. The Executive shall be entitled to not less than twenty (20) paid vacation days during each year of the Term at such times as are mutually agreed upon by the Executive and the Company, subject to annual increases in accordance with the Company’s vacation policy. The Company’s vacation policy, as in effect on the relevant date, shall govern the treatment of Executive’s use, accrual, carry-over and cashout, if any, of paid vacation days.

(g) Committee Action or Approval. References in this Agreement to actions and approvals by the Committee shall mean those actions and approvals by the Committee that have been ratified or approved by the Board to the extent that a Board ratification or approval is required by the Company’s certificate of incorporation or by-laws.

4. Termination or Resignation; Compensation Payable Upon Termination or Resignation.

(a) Earlier Termination of Term. The Executive’s employment with the Company may terminate prior to the expiration of the Term as follows:

(1) The Company may terminate the Executive’s employment hereunder for Cause (as defined below) immediately upon written notice to the Executive, and it may terminate Executive’s employment hereunder without Cause or upon the Executive’s Disability (as defined below) upon giving the Executive at least thirty (30) days’ advance written notice;

(2) The Executive’s employment hereunder shall terminate automatically upon his or her death without any further notice or action required;

(3) Other than upon Relocation (as defined below), the Executive may resign his or her employment hereunder upon giving the Company at least one hundred twenty (120) days’ advance written notice; or

(4) The Executive may resign from his or her employment with the Company upon Relocation, as set forth in Section 4(d) below.

The Executive’s last day of employment with the Company, whether upon expiration of the Term or earlier termination as provided above, shall be the “Termination Date”. During some or all of any notice period provided above, the Company may, in its sole discretion, direct the Executive to perform some or none of his or her regular duties, provided that, notwithstanding any election by the Company to direct the Executive to perform none of his or her regular duties during the notice period, the Executive shall be entitled to compensation at the Base Salary for the entire notice period.

(b) Definition of “Cause”. As used herein, “Cause” shall mean, during the Term, the occurrence of any of the following:

(1) commission of a criminal act in respect of the Executive’s employment or conviction of, or plea of guilty or no contest to, a felony;

(2) willful misconduct, significant dishonesty, gross negligence or breach of fiduciary duty in respect of the Executive’s employment;

(3) continuing neglect or failure of the Executive to perform the duties reasonably assigned to the Executive by the Company and after notice from the Company of such neglect or failure, the Executive’s failure to cure such neglect or failure within thirty (30) days of such notice, provided that the Executive shall be provided only one thirty (30) day cure period for the same neglect or failure.

Any determination that the Executive should be terminated for Cause may be made during or after the Term of this Agreement and must be approved by no fewer than sixty-six and two-thirds (66-2/3) percent of the directors then serving on the Board; provided, however, that if the Executive is a member of the Board, he or she shall not participate in such vote, and a determination of cause may be made by no fewer than sixty-six and two-thirds (66-2/3) percent of the remaining directors then serving on the Board.

(c) Definition of “Disability”. The Executive shall be considered to have a “Disability” if he or she satisfies the definition set forth in the Company’s long-term disability benefit plan in which he or she is enrolled at the time of the determination or, if there is no such plan, he or she is unable to perform his or her duties under this Agreement for a continuous period of six (6) months for reasons of health, and, in the opinion of a physician appointed by the Company, such disability will continue for a prolonged period of time.

(d) Definition of “Relocation”. As used herein, “Relocation” shall mean the relocation of the Executive’s principal place of employment to a place more than seventy-five (75) miles from the Executive’s principal place of employment as of the Effective Date without the Executive’s prior written consent.

In order to invoke a termination for Relocation, the Executive must provide written notice to the Company within ninety (90) days of the occurrence of an event that constitutes Relocation, the Company must have thirty (30) days to cure the event and Executive must terminate his or her employment, if at all, within thirty (30) days of the end of the thirty (30) day cure period if the Company has failed to implement a cure.

(e) Definition of “Change of Control” and “Change of Control Event”.

As used herein, “Change of Control” shall mean the occurrence of any of the following:

(1) an acquisition by any individual, entity or group (within the meaning of Section 13d-3 or 14d-1 of the Securities Exchange Act of 1934, as amended (the “Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board (the “Outstanding Company Voting Securities”); provided, however, that “Change of Control” shall not include (i) the acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (in each case, a “Corporate Transaction”) if, pursuant to such Corporate Transaction, the beneficial owners of the outstanding Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than fifty-one percent (51%) of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Shares and Outstanding Company Voting Securities, as the case may be, and (ii) for the avoidance of doubt, any acquisition after the date hereof by any Person who beneficially owned 50% or more of the combined voting power of the Outstanding Company Voting Securities prior to the date hereof; or

(2) the consummation of a Corporate Transaction; excluding, however, such a Corporate Transaction pursuant to which the beneficial owners of the outstanding Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than fifty-one percent (51%) of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Shares and Outstanding Company Voting Securities, as the case may be; or

(3) the approval of the stockholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all the assets of the Company; excluding, however, such a sale or other disposition to a corporation with respect to which, following such sale or other disposition, more than fifty-one percent (51%) of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the outstanding Shares and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Shares and Outstanding Company Voting Securities, as the case may be.

A “Change of Control Event” shall mean the earlier of (i) a Change of Control, or (ii) the execution and delivery by the Company of an agreement providing for a Change of Control.

(f) Payments to the Executive Upon Termination of Employment.

(1) In the event that the Executive’s employment hereunder terminates for any reason whatsoever (including for Cause), the Company shall pay to the Executive: (i) an amount equal to his or her accrued but unpaid Base Salary as of the Termination Date; (ii) any incentive compensation awarded to the Executive as of the Termination Date for the year preceding the year of termination but not yet paid; (iii) reimbursement for any unreimbursed business expenses incurred in accordance with Section 3(e) prior to the Termination Date; (iv) to the extent required by the Company’s vacation policy as in effect on the Termination Date, any accrued but unpaid vacation pay; and (v) any amounts or benefits due under any equity or benefit plan, grant or program in accordance with the terms of said plan, grant or program but without duplication, in each case as of the Termination Date (such amounts specified in clauses (i), (ii), (iii), (iv) and (v) referred to as “Accrued Obligations”).

(2) In the event that: (i) the Executive’s employment hereunder is terminated by the Company without Cause, or (ii) the Executive terminates his or her employment upon Relocation, in addition to the Accrued Obligations, and subject to the Executive’s continued compliance with the provisions of Section 7 below, the Company shall also pay or provide to the Executive: (A) an amount equal to one (1) times the sum of (x) Executive’s then-current Base Salary plus (y) Executive’s target Annual Cash Incentive for the then-current year of the Term (provided, however, solely for purposes of this Section 4(f)(2), that in the event the Company has not adopted an annual cash incentive plan or similar policy with respect to any applicable year, the Annual Cash Incentive for such year shall be an amount equal to 25 percent of the Executive’s then-current Base Salary; and, provided further, that if such termination occurs after the initial term of this Agreement, the average of the Annual Cash Incentive earned by the Executive for the two calendar years immediately preceding the year of the Termination Date shall replace “target Annual Cash Incentive”), payable over a period of twelve (12) months in equal bi-weekly installments, less deductions as required by law, the first installment to be paid on the first regular payroll date of the Company after the later of the date on which the general release of claims provided for in Section 4(g) below is executed by the Executive and delivered to the Company and the date on which any revocation period in the general release of claims has expired without its being revoked (the “Release Effective Date”) (the first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Termination Date); and (B) continued participation in the Company’s plans providing medical, dental, and vision insurance benefits, as applicable for the eighteen (18) month period following the Termination Date; provided that, such welfare plan coverage shall cease if the Executive obtains other full-time employment providing for comparable welfare plan benefits prior to the expiration of such eighteen (18) month period. Notwithstanding the foregoing, in the event that Executive’s employment with the Company is terminated without Cause by the Company or upon Relocation by the Executive, in either case, following a Change of Control Event that results in a completed Change of Control, the Executive will be entitled to the payments provided for in Section 4(f)(3) below, at the time or times specified in Section 4(f)(3) below, reduced by any payments already made to the Executive pursuant to this Section 4(f)(2).

(3) In the event that the Executive’s employment with the Company is terminated without Cause by the Company or upon Relocation by the Executive within twelve (12) months after the occurrence of a Change of Control, then in addition to the Accrued Obligations and in lieu of any other termination payment that would otherwise be payable to Executive hereunder, and subject to the Executive’s continued compliance with the provisions of Section 7 below, the Company shall pay or provide to the Executive (A) an amount equal to the sum of (a) an amount equal to one (1) times the sum of (x) the Executive’s then-current Base Salary, plus (y) Executive’s then-current target Annual Cash Incentive for the then-current year of the Term (provided, however, solely for purposes of this Section 4(f)(3), that in the event the Company has not adopted an annual cash incentive plan or similar policy with respect to any applicable year, the Annual Cash Incentive for such year shall be an amount equal to 25 percent of the Executive’s then-current Base Salary; and, provided further, that if such termination occurs after the initial term of this Agreement, the average of the Annual Cash Incentives earned by the Executive for the two calendar years immediately preceding the year of the Termination Date shall replace “target Annual Cash Incentive”), payable in a lump sum no later than ten (10) days following the Release Effective Date, and (B) continued participation in the Company’s plans providing medical, dental, and vision insurance benefits (as applicable) for the eighteen (18) month period following the Termination Date; provided that, such welfare plan coverage shall cease if the Executive obtains other full-time employment providing for comparable welfare plan benefits prior to the expiration of such eighteen (18) month period.

(4) Notwithstanding anything herein to the contrary, in the event that following a termination by the Company without Cause or a termination by the Executive upon Relocation, it is determined, in accordance with the procedures set forth in Section 4(b) above, that the Executive committed acts during the Term that constitute Cause, the payments provided for in Sections 4(f)(2) or (3) shall immediately cease.

(g) General Release of Claims. No payments will be made or benefits will be provided under Sections 4(f)(2) or (3), unless (x) the Executive first executes and delivers to the Company a general release of claims in substantially the same form as attached as Appendix A to this Agreement, and (y) to the extent any portion of such general release of claims is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act, as amended, or to any similar revocation period in effect on the Termination Date, such revocation period has expired without the general release of claims being revoked. Such general release of claims shall be provided to Executive within five (5) days of his or her Termination Date and he or she shall execute the general release of claims within thirty (30) days. The Executive will forfeit all rights to the severance payments if the Executive fails to execute and deliver to the Company the general release of claims within 30 days of its delivery to the Executive or the Executive revokes the general release of claims. In the event the last sentence of Section 4(f)(2) becomes effective, Executive shall be required to execute, deliver to the Company, and not revoke, a second general release of claims in the manner specified by this Section 4(g) in order to receive the payments and benefits described in Section 4(f)(3).

(h) In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

5. Maximum Payment. In the event Executive becomes entitled to any amounts or benefits payable in connection with a Change of Control or other change of control (whether or not such amounts are payable pursuant to this Agreement) (the “Total Payments”), if any of such Total Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments; provided, however that in the event the aggregate value of the Total Payments exceeds three times the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) by less than 10%, one or more of the Total Payments shall be reduced so that the aggregate value of the Total Payments is $1.00 less than the Parachute Threshold. The Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating Total Payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Change of Control. The preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. For the avoidance of doubt, in no event shall the Company be required to pay to Executive any amount under this Section 5 with respect to any taxes or interest that may arise as a result of Section 409A (as defined herein). Any Gross-Up Payment, as determined pursuant to this Section 5 shall be paid by the Company to the Executive within five days of receipt of the determination of liability for an Excise Tax, but in no event later than the end of the taxable year following the taxable year in which the related taxes are remitted by the Executive.

6. Section 409A.

(a) With respect to payments under this Agreement, for purposes of Section 409A of the Code (“Section 409A”), each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments.

(b) The Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(c) If at the time of Executive’s separation from service, (i) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.

(d) Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(e) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to the Executive unless otherwise permitted by Section 409A.

(g) To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 6. The Executive and the Company agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A to the extent possible; provided however, that the Company agrees that any such amendment shall provide the Executive with economically equivalent payments and benefits, and the Executive agrees that any such amendment will not materially increase the cost to, or liability of, the Company with respect to any payments.

(h) Notwithstanding the foregoing, for purposes of the payment of any deferred compensation to Executive, an event shall not be considered to be a Change of Control hereunder unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.

7. Protection of the Company’s Interests.

(a) The parties agree that as of the Effective Date, the business of the Company was the development, manufacture, licensing and sale of pharmaceutical products using drug delivery technologies (hereafter “the business of the Company”). Executive agrees that during the thirty-six (36) consecutive months immediately following the Termination Date, regardless of how, when or why the Executive’s employment ends, Executive will not in any manner or in any capacity, directly or indirectly, for himself or any other person or entity, actually or attempt to do any of the following:

(1) Perform any of the same or similar responsibilities as Executive performed for the Company on behalf of a competitor that engages in the business of the Company.

(2) Solicit, contact, divert, interfere with or take away any customer of the Company and/or any of its parents, subsidiaries or affiliates (collectively, the “Company Entities,” and individually, a “Company Entity”) that has conducted business or negotiations with any Company Entity during the twelve (12) months immediately preceding the Termination Date.

(3) Interfere with any of the suppliers of any Company Entity, including, without limitation, reducing in any material way the willingness or capability of any supplier to continue supplying any Company Entity with their present or contemplated requirements.

(4) Solicit or interfere with any Company Entity’s relationship with any of its employees or agents, or provide the names of any Company Entity’s employees or agents, to any third party.

(5) Acquire any interest in any business that markets or sells any product or product line that is competitive with any product or product line the Company sold during the twelve (12) months immediately preceding the termination of employment, except as permitted in Section 8 below.

(b) Executive further agrees that he will not engage in any of the activities listed above while employed by the Company.

(c) Executive acknowledges and agrees that his experience, knowledge and capabilities are such that he can obtain employment in unrelated pharmaceutical, chemical, nutritional, food, industrial, household, confectionery or other businesses, and that the enforcement of this Section 7 by way of injunction would not prevent Executive from earning a livelihood. Executive further agrees that if he has any question(s) regarding the scope of activities restricted by this Section 7, he will, to avoid confusion or misunderstanding, submit the question(s) in writing to the Director, Human Resources of the Company for a written response. Executive additionally agrees to promptly inform and keep the Company advised of the identity of his employer (including any unit or division to which Executive is assigned), his work location, and his title and work responsibilities during the period covered by this Section 7.

(d) Executive agrees to fully disclose the terms of this Agreement to any person or entity by which or with whom he may hereafter become employed or to which he may hereafter render services, and agrees that the Company may, if desired, send a copy of this Agreement, or otherwise make the provisions hereof known, to any such entity.

(e) In the event of a breach by Executive of any of the terms of Section 7, the period of time the obligations hereunder apply will be automatically extended for a period of time equal to the length of time Executive is in breach.

(f) The Executive recognizes and acknowledges that in the course of the Executive’s employment with the Company the Executive has obtained, or may obtain, confidential information, whether specifically designated as such or not, and the Executive agrees to maintain in confidence any confidential information obtained by or from the Company and will not, during the Term or any time thereafter, either directly or indirectly, disclose or use confidential information except with the prior written consent of the Company or until such confidential information will be in the public domain (other than as a result of an unauthorized disclosure by the Executive). For the avoidance of doubt, the parties agree that this Section 7(f) shall survive the termination or expiration of this Agreement for any reason.

(g) The Executive agrees not to publicly or privately disparage the Company or any of the Company’s products, services, divisions, affiliates, related companies or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries. The Company agrees that it will not issue any official statements disparaging the Executive and will instruct its officers not to disparage the Executive. Notwithstanding the foregoing, neither the Executive nor the Company will be restricted from providing information about the other as required by a court or governmental agency or by applicable law. Further, the Company and the Executive shall not be restricted from reporting information regarding his or her performance while employed by the Company to internal or external auditors, special counsel or investigators, any applicable enforcement agencies, regulatory agencies, insurance carriers or in litigation involving the Executive or the Company. The parties agree that this Section 7(g) shall survive the termination or expiration of this Agreement for any reason.

(h) Remedies.

(i) The Executive acknowledges that a breach of any of the covenants contained in Sections 7(a), (f) or (g) may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injury precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction, restraining the Executive from engaging in such prohibited activities or such other relief as may be required specifically to enforce any of the covenants contained therein. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach, including, without limitation, terminating payments to the Executive under Sections 4(f)(2) and (3).

(ii) The restrictions set forth in Sections 7(a), (f) and (g) are considered by the parties hereto to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it is the intention of the parties that such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8. Investment Securities. Nothing in this Agreement shall limit the right of the Executive to hold or acquire the stock or other investment securities of any business entity that is registered on a national securities exchange or regularly traded on a generally recognized over-the-counter market, so long as the Executive’s interest in any such business entity does not exceed five percent (5%) of such entity’s ownership.

9. Indemnification. The Company agrees to indemnify, defend and hold harmless the Executive from and against any and all liabilities to which he or she may be subject as a result of his or her employment hereunder (as a result of his or her service as an officer or director of the Company or as an officer or director of any of its subsidiaries or affiliates), as well as the costs, including attorney’s and other professional fees and disbursements, of any legal action brought or threatened against him or her as a result of such employment in accordance with the indemnification policies of the Company to the fullest extent permitted by, and subject to the limitations of, applicable corporate law.

10. Arbitration.

(a) General. Except for an action for equitable relief that is permitted to be sought pursuant to Section 7(h), any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 10 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in St. Louis, Missouri.

(b) Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine persons (who shall be retired judges or corporate attorneys experienced in executive employment matters) provided by the office of the American Arbitration Association having jurisdiction over St. Louis, Missouri. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

(c) Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this section the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

(d) Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

11. Reimbursement of Legal and Related Expenses.

(a) In the event that any dispute shall arise between the Executive and the Company relating to his or her rights under this Agreement on or after a Change of Control, the Company shall reimburse Executive for one-half of all reasonable legal fees and expenses incurred in connection with such dispute, provided, that if it is finally determined that the Executive has substantially prevailed in such dispute, the Company shall reimburse Executive for all such reasonable legal fees and expenses.

(b) In the event that any dispute shall arise between the Executive and the Company relating to his or her rights under this Agreement prior to a Change of Control, the Company shall reimburse Executive for all reasonable legal fees and expenses incurred in connection with such dispute, so long as it is finally determined that the Executive has substantially prevailed with respect to at least one material claim in such dispute.

12. Successors, Binding Agreement.

(a) Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) Enforceability, Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Executive (and his or her personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, by operation of law. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees or other beneficiaries. If the Executive should die while any amount would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his or her beneficiary.

13. Assignment. Neither party may assign this Agreement or any of his or her or its rights, benefits, obligations or duties hereunder to any other person, firm, corporation or other entity.

14. Withholding. The Company shall be authorized to withhold from any award or payment it makes under the Agreement, the amount of withholding taxes due with respect to such award or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the withholding of such taxes.

15. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or on the third business day after being placed in the mail, postage prepaid, addressed to the parties hereto as follows (provided that notice of change of address shall be deemed given only when actually received):

As to the Company:	K-V Pharmaceutical Company
One Corporate Woods Drive
Bridgeton, MO 63044
Attention: VP, Human Resources

As to the Executive: To the last known address of the
Executive shown
in the Company’s records

The address of any of the parties may be changed from time to time by such party serving notice upon the other parties.

16. Governing Law; Forum for Disputes. This Agreement shall be governed by the laws of the State of Missouri (other than Missouri’s principles of conflicts of laws).

17. Entire Agreement; Modification. Other than any stock option agreement between the Company and the Executive, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof, including but not limited to any employment agreements and repayment agreements. This Agreement has been approved by the Company’s Board of Directors, and may not be amended or modified except by written amendment approved by the Company’s Board of Directors and the Executive.

18. Benefits of Other Plans and Agreements. If the Executive becomes entitled to receive severance benefits under the terms of this Agreement, such benefits will be reduced by other severance benefits payable under any plan, program, policy or practice of or agreement or other arrangement between the Executive and the Company. It is intended that the Agreement provide benefits that are supplemental to severance benefits that are actually received by the Executive pursuant to any plan, program, policy or practice of or agreement or arrangement between the Executive and the Company, such that the net effect to the Executive of entitlement to any similar benefits that are contained both in the Agreement and in any other existing plan, program, policy or practice of or agreement or arrangement between the Executive and the Company will be to provide the Executive with the greater of the benefits under the Agreement or under such other plan, program, policy, practice, or agreement or arrangement. For the avoidance of doubt, the Executive is not entitled to participate in that certain Special Retention Bonus Plan, made as of March 2009, or any similar plan.

19. Severability. Should any provision of this Agreement or any part thereof be held invalid or unenforceable, the same shall not affect or impair any other provision of this Agreement or any part thereof and the invalidity or unenforceable of any provision of this Agreement shall not have any effect on or impair the obligations of the Company or the Executive.

20. Rules of Construction. The captions in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement. All references in this Agreement to particular Sections are references to the Sections of this Agreement, unless some other reference is clearly indicated.

21. Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

K-V PHARMACEUTICAL COMPANY

By:	/s/ David Van Vliet
Name:	David Van Vliet
Title:	Interim President/Chief Executive Officer

/s/ Janice C. Forsyth
Janice C. Forsyth

[SIGNATURE PAGE – EMPLOYMENT AGREEMENT]

APPENDIX A

GENERAL RELEASE OF CLAIMS

Consistent with Section 4(g) of the Employment Agreement dated                          , 20     (the “Employment Agreement”) between me and K-V Pharmaceutical Company (the “Company”) and in consideration for and as a condition of my receipt of the severance payments and benefits set forth in Section 4(f)(2) or (3) of the Employment Agreement, as the case may be, I, on behalf of myself and my agents, heirs, executors, administrators, successors, and assigns, do fully release and discharge forever the Company, all of its subsidiaries and affiliate corporations and entities, as well as all their respective predecessors, successors, assigns, directors, officers, partners, agents, employees, former employees, executors, attorneys, and administrators (hereinafter “the Company, et al.”), from all complaints, demands, lawsuits, causes of action, and claims of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against the Company, et al., for any reason whatsoever, whether in law or in equity, under federal, state or other law, whether the same be upon statutory, tort, contract or other basis, including, but not limited to, all complaints, demands, lawsuits, causes of action, and claims arising out of: (1) my employment with the Company, (2) my separation from employment with the Company, (3) the Employment Agreement and/or any other agreement between me and the Company (except for obligations in such agreements that expressly survive my separation from employment), or (4) any event, transaction, or matter occurring or existing on or before the date of my executing this General Release.

This General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination or harassment (including any claims coming within the scope of Title VII of the Civil Rights Act, the Civil Rights Act of 1866 (known as Section 1981), the Age Discrimination in Employment Act (as defined herein), the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and the Missouri Human Rights Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under any applicable federal, state or local statute relating to payment of wages, claims concerning recruitment, hiring, termination, salary rate, severance pay, equity, stock options, benefits due, sick leave, vacation pay, life insurance, group medical insurance, any other fringe benefits, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort or other claims which might have been asserted by me or on my behalf against the Company, et al., in any complaint, demand, lawsuit, cause of action, or claim.

Notwithstanding the foregoing or any other provision of this General Release, I am not releasing: (1) any claims that may not be released by a private agreement as a matter of law; and (2) any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims on my behalf against the Company, et al., I waive any right to recover monetary damages as a result thereof.

I agree not to file or otherwise institute any complaint, demand, lawsuit, cause of action, or claim seeking damages or other relief and not to otherwise assert any complaints, demands, lawsuits, causes of action, or claims that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the complaints, demands, lawsuits, causes of action, and claims that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such complaints, demands, lawsuits, causes of action, or claims against any of the Company, et al.

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Nothing in this General Release shall be construed to prohibit me from filing a charge with or participating or cooperating in any investigation or proceeding conducted by the EEOC, the National Labor Relations Board (NLRB) or any state or local agency. Notwithstanding the foregoing, I agree to waive my right to recover individual relief in any such charge, complaint or lawsuit filed by me or anyone on my behalf.

I hereby forever release the Company, et al., from any liability or obligation to reinstate or reemploy me in any capacity, and I waive any right to be hired or placed in any position or to any future employment of any nature with the Company, et al.

I agree and understand that I am specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., a federal statute that prohibits employers from discriminating against employees who are age 40 or over. I acknowledge that:

(1) I have read and understand this General Release and execute it voluntarily and without coercion;

(2) I have been given an opportunity of twenty-one (21) days to consider this General Release;

(3) I have been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of my own choosing; and

(4) For a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.

If I elect to revoke the waiver of claims arising under the Age Discrimination in Employment Act within this seven-day period, I must inform the Company by delivering a written notice of revocation to the Company, c/o Vice President, Human Resources, K-V Pharmaceutical Company, One Corporate Woods Drive, Bridgeton, Missouri, 63044, no later than 11:59 p.m. on the seventh calendar day after I execute this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to provide the severance payments and benefits set forth in Sections 4(f)(2) and (3) of the Employment Agreement. I further understand that such severance payments and benefits will not begin to be provided unless and until the revocation period expires without my exercising the revocation right. I may, if I wish, elect to execute this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

[SIGNATURE PAGE FOLLOWS]

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AGREED:

Janice C. Forsyth	Date

[SIGNATURE PAGE – GENERAL RELEASE]

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